Exhibit 99.1

Network CN Announces Company Common Stock Trading Exclusively on OTCQB

NEW YORK, March 21, 2011 -- Network CN Inc. (OTCQB: NWCN), a Chinese media company headquartered in Hong Kong, today announced that, since February 23, 2011, the Company’s common stock, along with the securities of over 600 other issuers, has been quoted exclusively on the OTCQB platform maintained by the OTC Markets Group Inc. (the "OTCM"), and is no longer being quoted on the over-the-counter bulletin board ("OTCBB").

The Company’s change from the OTCBB to the OTCQB was not due to the failure of the Company to meet quality standards or any delinquencies in reporting, Rather, certain market makers, including those that have traditionally traded the Company’s common stock, have favored trading on the OTCM platform for their own economic reasons. As a result, the Company’s common stock was automatically dropped from the OTCBB and is now being exclusively quoted on the OTCQB without interruption.

The OTC operates the world’s largest electronic interdealer quotation system for broker-dealers to trade stocks not currently listed on major exchanges such as NASDAQ and NYSE.  The OTCQB is a market tier for OTC-traded companies that are registered and reporting with the U.S. Securities and Exchange Commission or a U.S. banking or insurance regulator.

Certain financial web-sites and stock information providers are in the process of updating their platforms to correctly display the trading activity of companies that have transitioned from the OTCBB to the OTCQB.  In the interim, accurate price and volume information regarding the Company’s common stock on the OTCQB marketplace is available at http://www.otcmarkets.com/stock/NWCN/quote.

About Network CN Inc.

Headquartered in Hong Kong, Network CN Inc. is building a multi-media, multi-application out-of-home advertising network in the key cities of China.

Safe Harbor Statement

This news release may contain certain “forward-looking statements” relating to the business of Network CN Inc. and its subsidiaries. All statements, other than statements of historical fact included herein are “forward-looking statements,” including statements regarding: the impact of the Company’s move from the OTCBB to the OTCQB; the Company's ability to otherwise achieve its commercial objectives; the business strategy, plans, and objectives of the Company and its subsidiaries; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions, and involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks, and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission, which are available on its website at http://www.sec.gov. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.